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                                                                    Exhibit 21.1
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                     LIST OF SUBSIDIARIES OF SELFCARE, INC.

Selfcare Europe, Ltd., a corporation organized under the laws of United Kingdom bvba Selfcare Benelux sprl, a corporation organized under the laws of Belgium Selfcare GmbH, a corporation organized under the laws of Germany
Selfcare International, GmbH, a corporation organized under the laws of Germany Cambridge Diagnostics Ireland Limited, a corporation organized under the laws of Ireland
Cambridge Affiliate Corporation, a Delaware corporation
Selfhelp Israel, Ltd., a corporation organized under the laws of Israel Inverness Medical Limited, a corporation organized under the laws of Scotland Orgenics, Ltd., a corporation organized under the laws of Israel
Orgenics International Holdings B.V., a corporation organized under the laws of the Netherlands
Selfcare Acquisition Corp., a Delaware corporation